Exhibit 99.1

EchoStar Announces Spectrum Sale and Commercial Agreement with SpaceX

EchoStar to sell full portfolio of AWS-4 and H-block spectrum licenses to SpaceX.

With AWS-4 and H-block spectrum licenses, SpaceX to develop and deploy a next-generation Starlink direct-to-cell constellation.

ENGLEWOOD, Colo. & HAWTHORNE, Calif., Sept. 8, 2025 – EchoStar has entered into a definitive agreement with SpaceX to sell the company's AWS-4 and H-block spectrum licenses for approximately $17 billion, consisting of up to $8.5 billion in cash and up to $8.5 billion in SpaceX stock valued as of the entry into the definitive agreement. Additionally, the definitive agreement provides for SpaceX to fund an aggregate of approximately $2 billion of cash interest payments payable on EchoStar debt through November of 2027.

In connection with the transaction, SpaceX and EchoStar will enter into a long-term commercial agreement, which will enable EchoStar’s Boost Mobile subscribers – through its cloud-native 5G core – to access SpaceX’s next generation Starlink Direct to Cell service.

“For the past decade, we’ve acquired spectrum and facilitated worldwide 5G spectrum standards and devices, all with the foresight that direct-to-cell connectivity via satellite would change the way the world communicates,” said Hamid Akhavan, president & CEO, EchoStar. “This transaction with SpaceX continues our legacy of putting the customer first as it allows for the combination of AWS-4 and H-block spectrum from EchoStar with the rocket launch and satellite capabilities from SpaceX to realize the direct-to-cell vision in a more innovative, economical and faster way for consumers worldwide.”

"We’re so pleased to be doing this transaction with EchoStar as it will advance our mission to end mobile dead zones around the world,” said Gwynne Shotwell, president & COO, SpaceX. “SpaceX’s first generation Starlink satellites with Direct to Cell capabilities have already connected millions of people when they needed it most – during natural disasters so they could contact emergency responders and loved ones – or when they would have previously been off the grid. In this next chapter, with exclusive spectrum, SpaceX will develop next generation Starlink Direct to Cell satellites, which will have a step change in performance and enable us to enhance coverage for customers wherever they are in the world.”

EchoStar anticipates this transaction with SpaceX along with the previously announced spectrum sale will resolve the Federal Communications Commission's (FCC) inquiries.

Closing of the proposed transaction will occur after all required regulatory approvals are received and other closing conditions are satisfied.

The proceeds of this transaction will be used for, among other things, retiring certain debt obligations and funding EchoStar's continued operations and growth initiatives. Current operations of EchoStar's DISH TV, Sling and Hughes will not be impacted by this transaction.

EchoStar was represented by White & Case LLP and Steptoe & Johnson PLLC for this transaction. SpaceX was represented by Gibson Dunn & Crutcher LLP and HWG LLP.

About EchoStar Corporation
EchoStar Corporation (Nasdaq: SATS) is a premier provider of technology, networking services, television entertainment and connectivity, offering consumer, enterprise, operator and government solutions worldwide under its EchoStar®, Boost Mobile®, Sling TV, DISH TV, Hughes®, HughesNet®, HughesON™, and JUPITER™ brands. In Europe, EchoStar operates under its EchoStar Mobile Limited subsidiary and in Australia, the company operates as EchoStar Global Australia. For more information, visit www.echostar.com and follow EchoStar on X (Twitter) and LinkedIn.

©2025 EchoStar, Hughes, HughesNet, DISH and Boost Mobile are registered trademarks of one or more affiliate companies of EchoStar Corp.

About SpaceX

SpaceX designs, manufactures, and launches the world’s most advanced rockets and spacecraft. The company was founded in 2002 to revolutionize space technology, with the ultimate goal of making life multiplanetary. As the world’s leading provider of launch services, SpaceX is leveraging its deep experience with both spacecraft and on-orbit operations to deploy the world’s most advanced internet and Direct to Cell networks. Engineered to end mobile dead zones around the world, Starlink’s satellites with Direct to Cell capabilities enable ubiquitous access to texting, calling, and browsing wherever you may be on land, lakes, or coastal waters.